                                                                      EXHIBIT 99

                                   EXHIBIT C

PRESS RELEASE: FOR IMMEDIATE RELEASE
For further information:
ADDvantage Media Group, Inc. Contact:    TULSAT Contact:
Charles H. Hood                          Kenneth A. Chymiak
Gary W. Young                            David E. Chymiak
(918) 665-8414                           (918) 251-2887


                          ADDVANTAGE MEDIA ANNOUNCES
                          AGREEMENT TO ACQUIRE TULSAT

     TULSA, OKLAHOMA, September 16, 1999 . . . ADDvantage Media Group, Inc. and Kenneth A. Chymiak and David E. Chymiak, the owners of DRK Enterprises, Inc. d/b/a TULSAT, jointly announced today that they have entered into an agreement whereby ADDvantage Media will acquire from the Chymiaks all of the outstanding stock of TULSAT. In return, the Chymiaks will receive 8,000,000 shares of ADDvantage Media common stock (Nasdaq SmallCap: ADDM) plus 500,000 shares of two newly issued series of ADDvantage Media preferred stock having an aggregate stated value of $20 million. Closing of the transaction is expected to occur on September 30, 1999 and is subject to the normal conditions to transactions of this nature except that ADDvantage Media shareholder approval is not required. As a result of the transaction, TULSAT will become a wholly owned subsidiary of ADDvantage Media and Ken Chymiak and Dave Chymiak will own approximately 83% of the issued and outstanding common stock of ADDvantage Media and 100% of the outstanding and preferred stock. Approximately 40% of the preferred stock will be convertible into ADDvantage Media common stock at a price of $4.00 per share. Management of TULSAT is expected to assume management and control of ADDvantage Media.

     TULSAT was established in 1985 by the Chymiaks and is a leader in providing sales and service to the cable television industry. It maintains one of the largest inventories in the industry with new, surplus and refurbished equipment, accessories and construction hardware. It has 85 employees and services its more than 3,000 customers from facilities in excess of 100,000 square feet located in Broken Arrow, Oklahoma. Customers include cable television system operators, hotels, motels, hospitals, apartments and a myriad of other companies involved in the distribution of television signals. TULSAT's revenues for 1998 were approximately $19.7 million and are expected to exceed $20 million in 1999.

     ADDvantage Media Group, Inc. has been a marketing company with a primary focus on in-store, point-of-sale consumer advertising, primarily through a solar-powered calculator that attaches directly to the handle of a shopping cart. The calculator also carries an advertising display area. Since its contract with Wal-Mart terminated over a year ago, ADDvantage Media has not had any Shoppers Calculators in stores nor has it conducted any other material business operations and has attempted to sell or dispose of its Shoppers Calculator assets. It does own a 27% stake in a private educational company, Ventures Education Systems Corporation.

     ADDvantage Media also announced that it has been notified that its common stock will be delisted from the Nasdaq SmallCap Market on September 22, 1999 because the stock price was below $1.00 per share for an extended period of time. Charles H. Hood, President and Chairman of the Board of ADDvantage Media noted that assuming the transaction with the TULSAT shareholders is consummated, ADDvantage Media would have to reapply for the Nasdaq SmallCap listing, in any event, because TULSAT would be considered the surviving company under applicable accounting and securities rules. The parties are in agreement that they will reapply for a new Nasdaq listing after the transaction is consummated as soon as the combined company is able to meet the various listing criteria. Hood further stated that "AMG explored business opportunities with a number of other firms. Based upon TULSAT's historical and present levels of profitability, in combination with its opportunities for the future, TULSAT was clearly the proper choice for the benefit of our stockholders. Quite frankly, we're very excited about TULSAT and its future potential."

     Statements regarding the anticipated consummation of the acquisition of TULSAT, the future listing of the ADDvantage Media shares on The Nasdaq Stock Market, projected future revenues of TULSAT and related matters are forward-looking statements which are subject to a number of uncertainties, risks and other cautionary statements, including those contained in ADDvantage Media's quarterly report on Form 10-QSB for the quarter ended June 30, 1999 and its annual report on Form 10-KSB for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

Exhibit D is a Commercial/Industrial Lease (Net) between Chymiak Investments, L.L.C. as Landlord and D.R.K. Enterprises, Inc. dba/TULSAT as Tenant dated as of September 15, 1999. The Lease to be entered into between Registrant and the Landlord on similar terms will be included as an exhibit to the Registrant's Report on Form 10-KSB.

                      DRK ENTERPRISES, INC. D/B/A TULSAT

                             FINANCIAL STATEMENTS

                         YEAR ENDED DECEMBER 31, 1998
             AND SIX-MONTH PERIOD ENDED JUNE 30, 1999 (UNAUDITED)

                                     with

                         INDEPENDENT AUDITORS' REPORT

                                   CONTENTS

Independent Auditors' Report..........................................  1

Balance Sheets........................................................  2

Statements of Income and Retained Earnings............................  3

Statements of Cash Flows..............................................  4

Notes to Financial Statements.........................................  5

                         INDEPENDENT AUDITORS' REPORT



The Stockholders of
DRK Enterprises, Inc. d/b/a Tulsat

We have audited the accompanying balance sheet of DRK Enterprises, Inc. d/b/a Tulsat (Tulsat) as of December 31, 1998, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of Tulsat's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tulsat as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Tullius Taylor Sartain & Sartain LLP

Tulsa, Oklahoma
May 18, 1999

                      DRK ENTERPRISES, INC. D/B/A TULSAT

                                BALANCE SHEETS

                               December 31, 1998
                         and June 30, 1999 (unaudited)

                                                                      December 31, 1998        June 30, 1999
                                                                                                (unaudited)
                                                                 ---------------------------------------------
Assets
Current assets:
 Accounts receivable                                                     $ 2,190,173           $ 2,110,105
 Inventories                                                              10,642,016            12,209,688
                                                                 ---------------------------------------------

Total current assets                                                      12,832,189            14,319,793

Property and equipment, at cost:
 Land                                                                         50,000                50,000
 Building                                                                  1,198,050             1,198,050
 Machinery and equipment                                                     806,962               842,614
                                                                 ---------------------------------------------
                                                                           2,055,012             2,090,664
Less accumulated depreciation                                                656,716               707,716
                                                                 ---------------------------------------------
Net property and equipment                                                 1,398,296             1,382,948

Other assets                                                                  44,050                45,050
                                                                 ---------------------------------------------

Total assets                                                             $14,274,535           $15,747,791
                                                                 =============================================

Liabilities and Stockholders' Equity
Current liabilities:
 Bank overdrafts                                                         $   788,097           $   926,051
 Accounts payable                                                            847,520               537,827
 Bank notes payable                                                        2,362,874             3,428,810
 Stockholder loans                                                           750,000               750,000
                                                                 ---------------------------------------------

Total current liabilities                                                  4,748,491             5,642,688

Stockholders' equity:
 Common stock, $1 par value; 2,000 shares
   authorized and 1,000 shares issued                                          1,000                 1,000
 Treasury stock, at cost, 300 shares                                         (55,002)              (55,002)
 Retained earnings                                                         9,580,046            10,159,105
                                                                 ---------------------------------------------

Total stockholders' equity                                                 9,526,044            10,105,103
                                                                 ---------------------------------------------

Total liabilities and stockholders' equity                               $14,274,535           $15,747,791
                                                                 =============================================

                       See notes to financial statements

                      DRK ENTERPRISES, INC. D/B/A TULSAT

                  STATEMENTS OF INCOME AND RETAINED EARNINGS

                         Year ended December 31, 1998
             and six-month period ended June 30, 1999 (unaudited)


                                                                                     Six months ended
                                                                                       June 30, 1999
                                                                      1998              (unaudited)
                                                             ------------------------------------------
Net sales and service income                                      $19,704,556          $ 9,809,656

Cost of sales and services                                         10,525,561            4,801,126
                                                             ------------------------------------------

Gross profit                                                        9,178,995            5,008,530

Operating expenses                                                  3,200,245            1,537,788
                                                             ------------------------------------------

Income from operations                                              5,978,750            3,470,742

Other income (expense):
 Interest expense                                                    (328,757)            (177,770)
 Interest income                                                       94,632                4,907
 Loss on sale of investments                                          (87,696)                   -
 Miscellaneous                                                         19,023                5,691
                                                             ------------------------------------------

Total other income (expense)                                         (302,798)            (167,172)
                                                             ------------------------------------------

Net income                                                          5,675,952            3,303,570

Retained earnings, beginning of period                              7,188,376            9,580,046

Distributions to stockholders                                      (3,284,282)          (2,724,511)
                                                             ------------------------------------------

Retained earnings, end of period                                  $ 9,580,046          $10,159,105
                                                             ==========================================

Pro-forma net income (unaudited):
Income before income taxes                                        $ 5,675,952          $ 3,303,570
Provision for income taxes                                          2,157,000            1,255,000
                                                             ------------------------------------------

Net income                                                        $ 3,518,952          $ 2,048,570
                                                             ==========================================

                       See notes to financial statements

                      DRK ENTERPRISES, INC. D/B/A TULSAT

                           STATEMENTS OF CASH FLOWS

                       Year ended December 31, 1998 and
             and six-month period ended June 30, 1999 (unaudited)

                                                                          Six months ended
                                                                            June 30, 1999
                                                             1998            (unaudited)
                                                        -----------------------------------
Cash Flows from Operating Activities
Net income:
Adjustments to reconcile net income to net cash           $ 5,675,952        $ 3,303,570
 provided by operating activities:
   Depreciation and amortization                              124,649             51,000
   Loss on sale of investments                                 87,843                  -
   Decrease in receivables                                    383,317             80,068
   (Increase ) decrease in other assets                        37,202             (1,000)
   Increase in inventories                                 (3,057,732)        (1,567,672)
   Decrease in accounts payable                               (58,495)          (309,693)
                                                        -----------------------------------

Net cash provided by operating activities                   3,192,736          1,556,273

Cash Flows from Investing Activities
Additions to property and equipment                           (54,960)           (35,652)
Proceeds from the sales of long-term investments               71,477                  -
                                                        -----------------------------------

Net cash provided by (used in) investing activities            16,517            (35,652)

Cash Flows from Financing Activities
Distributions to owners                                    (3,284,282)        (2,724,511)
Net change in line of credit                                  (13,014)         1,083,357
Repayments of notes payable                                   (32,592)           (17,421)
                                                        -----------------------------------

Net cash used in financing activities                      (3,329,888)        (1,658,575)
                                                        -----------------------------------

Net increase in bank overdraft                               (120,635)          (137,954)

Bank overdraft, beginning of period                          (667,462)          (788,097)
                                                        -----------------------------------

Bank overdraft, end of period                             $  (788,097)       $  (926,051)
                                                        ===================================

                       See note sto financial statements                       4

                      DRK ENTERPRISES, INC. D/B/A TULSAT

                         NOTES TO FINANCIAL STATEMENTS

                         Year ended December 31, 1998
               Six-month period ended June 30, 1999 (unaudited)


Note 1 - Summary of Significant Accounting Policies

Description of business

DRK Enterprises, Inc. d/b/a Tulsat sells new, surplus, and refurbished cable television equipment throughout North America in addition to being a repair center for various cable companies.

Inventories

Inventory is stated at cost using the weighted average method.

Property and equipment

Depreciation is provided using straight line and accelerated methods over the estimated useful lives of the related assets. Repairs and maintenance are expensed as incurred, whereas major improvements are capitalized.

Income taxes

Tulsat is taxed as an S Corporation under the Internal Revenue Code and applicable state statutes. Under an S Corporation election, the income of Tulsat flows through to the stockholders to be taxed at the individual level rather than the corporate level. Accordingly, Tulsat will have no tax liability as long as the S Corporation election is in effect.

Advertising costs

Advertising costs are expensed in the year incurred. Advertising expense was $162,398 in 1998 and $87,939 in the six-month period ended June 30, 1999 (unaudited).

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject Tulsat to concentration of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up Tulsat's customer base, thus spreading the trade credit risk. Tulsat controls credit risk through credit approvals, credit limits, and monitoring procedures. Tulsat performs in-depth credit evaluations for all new customers but does not require collateral to support customer receivables.

Note 2 - Cash Management

Cash receipts are applied from Tulsat's lockbox account directly against the bank line of credit, and checks clearing the bank are funded from the line of credit. The resulting overdraft balance, consisting of outstanding checks, is presented as a current liability. The bank overdraft balance includes $510,000 of checks outstanding to one of Tulsat's owners.

Note 3 - Notes Payable

Notes payable consist of the following:

                                                                            June 30,
                                                          December 31,       1999
                                                             1998         (unaudited)
                                                         ------------------------------
Mortgage note due August 17, 1999, payable $7,000
  monthly, including interest at 8.25%                     $  596,625      $  579,204

$4,500,000 line of credit due August 31, 1999,
  interest payable monthly at Chase Manhattan Prime
  (8.50% at December 31, 1998)                              1,766,249       2,849,606
                                                         ------------------------------

                                                           $2,362,874      $3,428,810
                                                         ==============================

The borrowings are collateralized by inventory, accounts receivable, equipment and fixtures, and general intangibles.

Borrowings under the line of credit are limited to the lesser of $4,500,000 or the sum of 80% of qualified accounts receivable and 25% of qualified inventory. The line of credit is also guaranteed by the stockholders.

The $750,000 shareholder note bears interest, payable monthly, at 8.50% and is subordinate to the bank notes payable.

Note 4 - Operating Leases

Tulsat leases various properties primarily from a company owned by Tulsat's owners. Future minimum lease payments under these leases are as follows:

                    1999                       $ 92,900
                    2000                         72,000
                    2001                         72,000
                    2002                         72,000
                    2003                         30,500
                                             ------------

                                               $339,400
                                             ============

Total rental expense for all operating leases was $54,300 for the year ended December 31, 1998 and $58,102 for the six-month period ended June 30, 1999 (unaudited).

Note 5 - Retirement Plan

Tulsat sponsors a 401(k) plan that covers all employees who are at least 21 years of age and have completed one year of service as of the plan effective date. Tulsat's contributions to the plan consist of a matching contribution as determined by the plan document. Pension expense under the 401(k) plan was $26,164 in 1998 and $17,227 during the six-month period ended June 30, 1999.

Note 6 - Subsequent Event (Unaudited)

On September 16, 1999, Tulsat entered into an agreement with ADDvantage Media Group, Inc., whereby ADDvantage Media will acquire all of the outstanding stock of Tulsat. Tulsat's shareholders will receive 8,000,000 shares of ADDvantage Media common stock plus 500,000 shares of two newly issued series of ADDvantage Media preferred stock having an aggregate stated value of $20 million. Closing is expected to occur on September 30, 1999. As a result of the transaction, Tulsat will become a wholly-owned subsidiary of ADDvantage Media and Tulsat's owners will own approximately 83% of ADDvantage Media's common stock and 100% of its outstanding preferred stock. Tulsat's management is expected to assume management and control of ADDvantage Media.

Tulsat will account for the transaction as a purchase of ADDvantage Media. ADDvantage Media's assets and liabilities will be adjusted to fair value as of closing date, and any excess of purchase price over the fair value of ADDvantage Media's net assets will be accounted for as goodwill.

The transaction will cause Tulsat to lose its S Corporation status and to be taxed as a regular corporation in the future. The accompanying statements of income have been supplemented with a pro-forma provision for income taxes as if Tulsat were a taxable corporation during the period presented. The pro-forma tax rate used is 38% representing a combined federal and state tax provision.

                                                                               8